Subject to Completion: PROSPECTUS SUPPLEMENT
                        (To Prospectus dated February 27, 2003)
                        Preliminary Prospectus Supplement dated April 26, 2004


ENHANCED APPRECIATION SECURITIES
UBS AG $- NOTES LINKED TO THE S&P 500(R) INDEX DUE AUGUST -, 2005


Issuer:                   UBS AG

Maturity Date:            August -, 2005

Coupon: We will not pay you interest during the term of the Notes.

Underlying Index:         The return on the Notes is linked to the performance
                          of the S&P 500(R) Index (the "Index").

Payment at                You will receive a cash payment at maturity that is
Maturity:                 based on the Index Return. If the Index Return is
                          positive, the Index Return will be tripled, subject to a maximum gain on the Notes of -% to be set on May -, 2004 (the "trade date"). Therefore, the maximum payment at maturity for each $1,000 principal amount of the Notes will be $-. The Notes are fully exposed to any decline in the level of the Index and a negative Index Return will reduce your cash payment at maturity.

                          For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-16.

                          YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

Index Return:             Index ending level - Index starting level
                          -----------------------------------------
                                    Index starting level

Index starting level:     (-), the closing level of the Index on the trade date.

Index ending level:       The closing level of the Index on the final valuation
                          date.

No Listing:               The Notes will not be listed or displayed on any
                          securities exchange, the Nasdaq National Market System or any electronic communications network.

Booking Branch:           UBS AG, Jersey Branch

CUSIP Number:             -


SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.



                    Price to   Underwriting   Proceeds to
                     Public      Discount       UBS AG
Per Note .........
Total ............


UBS INVESTMENT BANK     UBS FINANCIAL SERVICES INC.

Prospectus Supplement dated May -, 2003

                                                               [GRAPHIC OMITTED]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the performance of the S&P 500 Index (the "Index"). You will receive a cash payment at maturity that is based on the Index Return. If the Index Return is positive, the Index Return will be tripled, subject to a maximum gain on the Notes of -% to be set on the trade date. THEREFORE, THE MAXIMUM PAYMENT AT MATURITY FOR EACH $1,000 PRINCIPAL AMOUNT OF THE NOTES WILL BE $-. We will not pay you interest during the term of the Notes. The Notes are fully exposed to any decline in the level of the Index and a negative Index Return will reduce your cash payment at maturity.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-16.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes provide the potential to enhance equity returns by tripling a positive Index Return up to a maximum gain on the Notes of -%.

+ DIVERSIFICATION--The Notes may provide diversification within the equity portion of your portfolio through exposure to the Index.

+   MINIMUM INVESTMENT--$1,000 principal amount per Note.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.


+ YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines.

+ MAXIMUM POTENTIAL RETURN AT MATURITY--You can only earn the maximum gain on the Notes of -% if you hold your Notes to maturity.

+ YOUR APPRECIATION POTENTIAL IS LIMITED--If the Index Return is positive, the Index Return will be tripled, subject to a maximum gain on the Notes of -%. Therefore, you will not benefit from any positive Index Return in excess of -% (that is, one-third of the maximum gain on the Notes). As a result, the maximum payment at maturity for each $1,000 principal amount of the Notes will be $-. The return on your investment in the Notes may not perform as well as a direct investment in the Index.

+ NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

+ NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed the -% maximum gain on the Notes at maturity.

+   You are willing to hold the Notes to maturity.

+ You seek an investment with a return linked to the performance of the Index.

+   You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+   You seek current income from your investment.

+ You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

+ You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than the -% maximum gain on the Notes at maturity.

+   You seek an investment for which there will be an active secondary market.

+   You are unable or unwilling to hold the Notes until maturity.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-23.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid forward contract with respect to the Index Constituent Stocks. If the Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be longterm capital gain or loss if you held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT IS REASONABLE TO TREAT YOUR NOTES AS DESCRIBED ABOVE, BUT IT WOULD ALSO BE REASONABLE TO TREAT THE NOTES AS SUBJECT TO THE SPECIAL RULES GOVERNING CONTINGENT DEBT INSTRUMENTS. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE INDEX RETURN.

        The Index Return is the difference between the closing level of the Index on the trade date and on the final valuation date, expressed as a percentage, calculated as follows:

        Index Return = Index ending level - Index starting level
                       -----------------------------------------
                                 Index starting level

        where the "Index starting level" is the closing level of the Index on the trade date and the "Index ending level" is the closing level of the Index on the final valuation date.

STEP 2: CALCULATE THE ADJUSTED INDEX RETURN ON THE NOTES.

        The Adjusted Index Return is based on the Index Return, which may be positive or negative:

        1) If the Index Return is positive:
           --------------------------------

           Adjusted Index Return = (Index Return x 3), subject to a maximum gain of -%

        2) If the Index Return is zero or negative:
           ----------------------------------------

           Adjusted Index Return = Index Return

STEP 3: CALCULATE THE CASH PAYMENT AT MATURITY.

        Payment at maturity = principal amount of the Notes + (principal amount of the Notes - Adjusted Index Return)

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Index starting level:              1,140
Principal amount of the Notes:     $1,000
Maximum gain on the Notes:         15%*
Maximum Payment at Maturity:       $1,150

--------
* Potential gains on the Notes at maturity will be calculated by tripling the positive Index Return up to the maximum gain on the Notes. Since the maximum gain on the Notes in the examples below is assumed to be 15%, an original investor in the Notes would not participate in an Index Return of more than 5.00% at maturity.

EXAMPLE 1--THE INDEX CLOSES AT 1,185.60 ON THE FINAL VALUATION DATE, A 4% INCREASE FROM THE INDEX STARTING LEVEL OF 1,140.00

Since the Index Return is 4%, you receive three times the Index Return subject to the 15% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (4% x 3) = 12%

Your total cash payment at maturity would therefore be $1,120 (a 12% total return on investment) which includes:

+  Principal amount                             $1,000
+  Principal amount x Adjusted Index Return     $  120      ($1,000 x 12%)
                                                ------
   TOTAL:                                       $1,120
                                                ======

EXAMPLE 2--THE INDEX CLOSES AT 1,368.00 ON THE FINAL VALUATION DATE, A 20% INCREASE FROM THE INDEX STARTING LEVEL OF 1,140.00

Since the Index Return is 20%, you receive three times the Index Return subject to the 15% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (20% x 3) = 60%, subject to the 15% maximum gain on the Notes = 15%

Your total cash payment at maturity would therefore be limited to $1,150 (a 15% total return on investment) which includes:

+  Principal amount                            $1,000
+  Principal amount x Adjusted Index Return    $  150   ($1,000 x 15%)
                                               ------
   TOTAL:                                      $1,150   (this is the maximum
                                               ======   payment on the Notes)

EXAMPLE 3--THE INDEX CLOSES AT 912 ON THE FINAL VALUATION DATE, A 20% DECLINE FROM THE INDEX STARTING LEVEL OF 1,140.00

Since the Index Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Index.

Adjusted Index Return = Index Return = -20%

Your total cash payment at maturity would therefore be $800 (a 20% loss) which includes:

+  Principal amount                            $1,000
+  Principal amount x Adjusted Index Return    $ -200   ($1,000 x -20%)
                                               ------
   TOTAL:                                      $  800
                                               ======

HYPOTHETICAL PERFORMANCE AT MATURITY

  ASSUMPTIONS:

  Index:                                S&P 500 Index
  Index starting level:                 1,140
  Principal amount of the Notes:        $1,000
  Maximum gain on the Notes:            15%
  Index performance:                    40% to -100% for table
                                        40% to -40% for graph


     S&P 500 INDEX
------------------------
   INDEX
  LEVEL AT         %
 MATURITY*      CHANGE*
-----------   ----------
  1596            40.0%
  1482            30.0%
  1368            20.0%
------------------------
  1311            15.0%
------------------------
  1283            12.5%
  1254            10.0%
------------------------
  1197             5.0%
------------------------
  1186             4.0%
  1175             3.0%
  1163             2.0%
  1151             1.0%
------------------------
  1140             0.0%
------------------------
  1100            -3.5%
  1000           -12.3%
   800           -29.8%
   600           -47.4%
   400           -64.9%
   200           -82.5%
========================
     0          -100.0%


   PERFORMANCE OF THE NOTES
-------------------------------
      NOTES
   PAYMENT AT          TOTAL
    MATURITY*         RETURN*
----------------   ------------
$  1,150.00             15.0%
$  1,150.00             15.0%
$  1,150.00             15.0%
-------------------------------
$  1,150.00             15.0%
-------------------------------
$  1,150.00             15.0%
$  1,150.00             15.0%
-------------------------------
$  1,150.00             15.0%
-------------------------------
$  1,120.00             12.0%
$  1,090.00              9.0%
$  1,060.00              6.0%
$  1,030.00              3.0%
-------------------------------
$  1,000.00              0.0%
-------------------------------
$    964.91              -3.5%
$    877.19             -12.3%
$    701.75             -29.8%
$    526.32             -47.4%
$    350.88             -64.9%
$    175.44             -82.5%
===============================
$      0.00           -100.00%

* Values have been rounded for ease of analysis


[GRAPHIC OMITTED]

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the Index. Investing in the Notes is NOT equivalent to investing directly in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

The Notes differ from ordinary debt securities in that we may not pay you 100% of your principal amount at maturity if the Index Return is negative. As your cash payment at maturity is based on the Index Return, a negative Index Return will reduce your cash payment at maturity. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

See "What are the steps to calculate payment at maturity?" on page S-3.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS -%; THE INDEX RETURN IS CAPPED AT -%, WHICH IS ONE-THIRD OF THE MAXIMUM GAIN ON THE NOTES

Your payment at maturity is based on the Index Return, which if positive will be tripled subject to the maximum gain on the Notes of -%. Since the maximum gain on the Notes is -%, you will not benefit from a positive Index Return in excess of -% (which is equal to one-third of the maximum gain on the Notes).

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX

The return on your Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks or a security directly linked to the performance of the Index and held such investment for a similar period because:

+  the maximum gain on the Notes at maturity is -%; and

+ the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

If the Index Return exceeds -%, your return on the Notes at maturity will be less than the return on a direct investment in the Index without taking into account taxes and other costs related to such a direct investment.

Even if the level of the Index increases above the Index starting level during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

RISK FACTORS
--------------------------------------------------------------------------------

+ the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index)

+  the market price of the Index Constituent Stocks

+ the dividend rate paid on the Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes)

+ supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker

+  interest rates in the market

+  the time remaining to the maturity of the Notes

+  the creditworthiness of UBS

+ economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if S&P changes these policies, for example by changing the manner in which it calculates the Index, or if S&P discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index ending level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the Issuer--may determine the Index ending level or fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

RISK FACTORS
--------------------------------------------------------------------------------

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

UBS and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500 Index" on page S-11) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If S&P discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-17 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-19. S&P is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about S&P and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or S&P contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index and S&P.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX CONSTITUENT STOCKS OR THE INDEX MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging" on page S-21, we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Constituent Stocks, futures or options on Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked to the Index or the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Constituent Stocks and/or the level of the Index, and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Index Constituent Stocks and other investments relating to Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other

RISK FACTORS
--------------------------------------------------------------------------------

securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Moreover, UBS AG and UBS Securities LLC have published and in the future expect to publish research reports with respect to some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-2, "Supplemental Tax Considerations" on page S-23, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The determination of the Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

RISK FACTORS
--------------------------------------------------------------------------------

If the determination of the Index ending level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-17.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-20. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

--------------------------------------------------------------------------------

THE S&P 500 Index

We have derived all information regarding the S&P 500 Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.


The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of March 31, 2004, 424 companies or 84.6% of the Index by market capitalization traded on the New York Stock Exchange ("NYSE"), 62 companies or 13.5% of the Index by market capitalization traded on The Nasdaq Stock Market, and 14 companies or 1.9% of the Index by market capitalization traded on the American Stock Exchange. As of March 31, 2004, the Index represented approximately 77% of the market value of S&P's internal database of over 7,173 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 7,173 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (86), Consumer Staples
(37), Energy (23), Financials (84), Health Care (48), Industrials (59), Information Technology (82), Materials (33), Telecommunication Services (12), Utilities (36). S&P may from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

+ the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

+  the market values of all component stocks as of that time are aggregated;

+ the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

+ the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

THE S&P 500 INDEX
--------------------------------------------------------------------------------

+ the current aggregate market value of all component stocks is divided by the base value; and

+  the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

+  the issuance of stock dividends;

+ the granting to shareholders of rights to purchase additional shares of stock;

+  the purchase of shares by employees pursuant to employee benefit plans;

+ consolidations and acquisitions;

+ the granting to shareholders of rights to purchase other securities of the issuer;

+  the substitution by S&P of particular component stocks in the Index; or

+  other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                          New Market Value
        Old Base Value x  ----------------  = New Base Value
                          Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500 INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index as of April 23, 2004 was 1,140.60. The actual Index starting level will be the closing level of the Index on the trade date.

THE S&P 500 INDEX
--------------------------------------------------------------------------------

     The graph below illustrates the performance of the Index from January 1, 1983 through April 23, 2004.

[GRAPHIC OMITTED]

[S&P 500 INDEX LEVEL GRAPH]

         12/31/82                               140.64
          1/31/83                               145.3
          2/28/83                               148.06
          3/31/83                               152.96
          4/29/83                               164.42
          5/31/83                               162.39
          6/30/83                               168.11
          7/29/83                               162.56
          8/31/83                               164.4
          9/30/83                               166.07
         10/31/83                               163.55
         11/30/83                               166.4
         12/30/83                               164.93
          1/31/84                               163.41
          2/29/84                               157.06
          3/30/84                               159.18
          4/30/84                               160.05
          5/31/84                               150.55
          6/29/84                               153.18
          7/31/84                               150.66
          8/31/84                               166.68
          9/28/84                               166.1
         10/31/84                               166.09
         11/30/84                               163.58
         12/31/84                               167.24
          1/31/85                               179.63
          2/28/85                               181.18
          3/29/85                               180.66
          4/30/85                               179.83
          5/31/85                               189.55
          6/28/85                               191.85
          7/31/85                               190.92
          8/30/85                               188.63
          9/30/85                               182.08
         10/31/85                               189.82
         11/29/85                               202.17
         12/31/85                               211.28
          1/31/86                               211.78
          2/28/86                               226.92
          3/31/86                               238.9
          4/30/86                               235.52
          5/30/86                               247.35
          6/30/86                               250.84
          7/31/86                               236.12
          8/29/86                               252.93
          9/30/86                               231.32
         10/31/86                               243.98
         11/28/86                               249.22
         12/31/86                               242.17
          1/30/87                               274.08
          2/27/87                               284.2
          3/31/87                               291.7
          4/30/87                               288.36
          5/29/87                               290.1
          6/30/87                               304
          7/31/87                               318.66
          8/31/87                               329.8
          9/30/87                               321.83
         10/30/87                               251.79
         11/30/87                               230.3
         12/31/87                               247.08
          1/29/88                               257.07
          2/29/88                               267.82
          3/31/88                               258.89
          4/29/88                               261.33
          5/31/88                               262.16
          6/30/88                               273.5
          7/29/88                               272.02
          8/31/88                               261.52
          9/30/88                               271.91
         10/31/88                               278.97
         11/30/88                               273.7
         12/30/88                               277.72
          1/31/89                               297.47
          2/28/89                               288.86
          3/31/89                               294.87
          4/28/89                               309.64
          5/31/89                               320.52
          6/30/89                               317.98
          7/31/89                               346.08
          8/31/89                               351.45
          9/29/89                               349.15
         10/31/89                               340.36
         11/30/89                               345.99
         12/29/89                               353.4
          1/31/90                               329.08
          2/28/90                               331.89
          3/30/90                               339.94
          4/30/90                               330.8
          5/31/90                               361.23
          6/29/90                               358.02
          7/31/90                               356.15
          8/31/90                               322.56
          9/28/90                               306.05
         10/31/90                               304
         11/30/90                               322.22
         12/31/90                               330.22
          1/31/91                               343.93
          2/28/91                               367.07
          3/29/91                               375.22
          4/30/91                               375.34
          5/31/91                               389.83
          6/28/91                               371.16
          7/31/91                               387.81
          8/30/91                               395.43
          9/30/91                               387.86
         10/31/91                               392.45
         11/29/91                               375.22
         12/31/91                               417.09
          1/31/92                               408.79
          2/28/92                               412.7
          3/31/92                               403.69
          4/30/92                               414.95
          5/29/92                               415.35
          6/30/92                               408.14
          7/31/92                               424.22
          8/31/92                               414.03
          9/30/92                               417.8
         10/30/92                               418.68
         11/30/92                               431.35
         12/31/92                               435.71
          1/29/93                               438.78
          2/26/93                               443.38
          3/31/93                               451.67
          4/30/93                               440.19
          5/31/93                               450.19
          6/30/93                               450.53
          7/30/93                               448.13
          8/31/93                               463.56
          9/30/93                               458.93
         10/29/93                               467.83
         11/30/93                               461.79
         12/31/93                               466.45
          1/31/94                               481.61
          2/28/94                               467.14
          3/31/94                               445.77
          4/29/94                               450.91
          5/31/94                               456.51
          6/30/94                               444.27
          7/29/94                               458.26
          8/31/94                               475.5
          9/30/94                               462.71
         10/31/94                               472.35
         11/30/94                               453.69
         12/30/94                               459.27
          1/31/95                               470.42
          2/28/95                               487.39
          3/31/95                               500.71
          4/28/95                               514.71
          5/31/95                               533.4
          6/30/95                               544.75
          7/31/95                               562.06
          8/31/95                               561.88
          9/29/95                               584.41
         10/31/95                               581.5
         11/30/95                               605.37
         12/29/95                               615.93
          1/31/96                               636.02
          2/29/96                               640.43
          3/29/96                               645.5
          4/30/96                               654.17
          5/31/96                               669.12
          6/28/96                               670.63
          7/31/96                               639.95
          8/30/96                               651.99
          9/30/96                               687.31
         10/31/96                               705.27
         11/29/96                               757.02
         12/31/96                               740.74
          1/31/97                               786.16
          2/28/97                               790.82
          3/31/97                               757.12
          4/30/97                               801.34
          5/30/97                               848.28
          6/30/97                               885.14
          7/31/97                               954.29
          8/29/97                               899.47
          9/30/97                               947.28
         10/31/97                               914.62
         11/28/97                               955.4
         12/31/97                               970.43
          1/30/98                               980.28
          2/27/98                              1049.34
          3/31/98                              1101.75
          4/30/98                              1111.75
          5/29/98                              1090.82
          6/30/98                              1133.84
          7/31/98                              1120.67
          8/31/98                               957.28
          9/30/98                              1017.01
         10/30/98                              1098.67
         11/30/98                              1163.63
         12/31/98                              1229.23
          1/29/99                              1279.64
          2/26/99                              1238.33
          3/31/99                              1286.37
          4/30/99                              1335.18
          5/31/99                              1301.84
          6/30/99                              1372.71
          7/30/99                              1328.72
          8/31/99                              1320.41
          9/30/99                              1282.71
         10/29/99                              1362.93
         11/30/99                              1388.91
         12/31/99                              1469.25
          1/31/00                              1394.46
          2/29/00                              1366.42
          3/31/00                              1498.58
          4/28/00                              1452.43
          5/31/00                              1420.6
          6/30/00                              1454.6
          7/31/00                              1430.83
          8/31/00                              1517.68
          9/29/00                              1436.51
         10/31/00                              1429.4
         11/30/00                              1314.95
         12/29/00                              1320.28
          1/31/01                              1366.01
          2/28/01                              1239.94
          3/30/01                              1160.33
          4/30/01                              1249.46
          5/31/01                              1255.82
          6/29/01                              1224.42
          7/31/01                              1211.23
          8/31/01                              1133.58
          9/28/01                              1040.94
         10/31/01                              1059.78
         11/30/01                              1139.45
         12/31/01                              1148.08
          1/31/02                              1130.2
          2/28/02                              1106.73
          3/29/02                              1147.39
          4/30/02                              1076.92
          5/31/02                              1067.14
          6/28/02                               989.82
          7/31/02                               911.62
          8/30/02                               916.07
          9/30/02                               815.28
         10/31/02                               885.76
         11/29/02                               936.31
         12/31/02                               879.82
          1/31/03                               855.7
          2/28/03                               841.15
          3/31/03                               848.18
          4/30/03                               916.92
          5/30/03                               963.59
          6/30/03                               974.5
          7/31/03                               990.31
          8/29/03                              1008.01
          9/30/03                               995.97
         10/31/03                              1050.71
         11/28/03                              1058.2
         12/31/03                              1111.92
          1/31/04                              1131.13
          4/23/04                              1140.60

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY

THE S&P 500 INDEX
--------------------------------------------------------------------------------

DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. Your cash payment at maturity is based on the Index Return. If the Index Return is positive, the Index Return will be tripled, subject to a maximum gain on the Notes of -%. Therefore, the maximum payment at maturity for each $1,000 principal amount of the Notes will be $-. The Notes are fully exposed to any decline in the level of the Index and a negative Index Return will reduce your cash payment at maturity. You may lose some or all of your investment if the Index level declines. For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-16.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the S&P 500 Index.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Index Return. If the Index Return is positive, the Index Return will be tripled, subject to a maximum gain on the Notes of -%. Therefore, the maximum payment at maturity for each $1,000 principal amount of the Notes will be $-. The Notes are fully exposed to any decline in the level of the Index and a negative Index Return will reduce your cash payment at maturity. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL DECLINES.

For each $1,000 principal amount of the Notes, we will pay you in cash an amount equal to $1,000 plus the Adjusted Index Return multiplied by $1,000.

The "Index Return" is the difference between the closing level of the Index on the trade date and on the final valuation date, expressed as a percentage and calculated as follows:

   Index Return = Index ending level - Index starting level
                  -----------------------------------------
                            Index starting level

where the "Index starting level" is the closing level of the Index on the trade date and the "Index ending level" is the closing level of the Index on the final valuation date.

The "Adjusted Index Return" is based on the Index Return, which may be positive or negative. If the Index Return is positive, it will be tripled in order to calculate the Adjusted Index Return, subject to a

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

maximum gain on the Notes of -%. If the Index Return is zero or negative, the Adjusted Index Return will be equal to the Index Return.

The payment at maturity for each Note will be calculated as follows:

   Payment at maturity = principal amount of the Note + (principal amount of the Note x Adjusted Index Return)

See "What are the steps to calculate payment at maturity?" on page S-3.

MATURITY DATE

The maturity date will be August -, 2005 unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be August -, 2005, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index ending level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index ending level be postponed by more than ten business days.

If the determination of the Index ending level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

+ the Index is not published, as determined by the calculation agent in its sole discretion

+ in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:


+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If S&P discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Return, Index starting level, Index ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

agent will instead make the necessary determination by reference to a group of stocks or index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituent Stocks and whether the change is made by S&P under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent Stocks or their issuers or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index starting level, Index ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Return used to determine the amount payable on the maturity date are equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Return, Index starting level, Index ending level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Return, the Index starting level, the Index ending level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+ acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks,

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks,

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

+  any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-6 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.


AS OF FEBRUARY 29, 2004             CHF          USD
------------------------------   ---------   ----------
                                     (IN MILLIONS)
Debt
 Debt issued(1) ..............   135,453      107,301
                                 -------      -------
 Total Debt ..................   135,453      107,301
Minority Interest(2) .........     4,502        3,566
Shareholders' Equity .........    38,356       30,384
                                 -------      -------
Total capitalization .........   178,311      141,252
                                 =======      =======

--------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2) Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.79217

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid cash-settled forward contract with respect to the Index Constituent Stocks and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held for more than one year.

Alternative Treatments. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could characterize your Notes in part as a "non-equity option" that is subject to special "mark-to-market" rules under
Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.


GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Index included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or
Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.25% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS


-------------------------------------------------------
PROSPECTUS SUPPLEMENT


Prospectus Supplement Summary .................     S-1
Risk Factors ..................................     S-6
The S&P 500 Index .............................    S-11
Valuation of the Notes ........................    S-15
Specific Terms of the Notes ...................    S-16
Use of Proceeds and Hedging ...................    S-21
Capitalization of UBS .........................    S-22
Supplemental Tax Considerations ...............    S-23
ERISA Considerations ..........................    S-25
Supplemental Plan of Distribution .............    S-26

PROSPECTUS

Introduction ..................................       3
Cautionary Note Regarding Forward-
   Looking Information ........................       5
Incorporation of Information About
   UBS AG .....................................       7
Where You Can Find More Information ...........       7
Presentation of Financial Information .........       8
Limitations on Enforcement of U.S.
   Laws Against UBS AG, Its
   Management and Others ......................       9
Capitalization of UBS .........................       9
UBS ...........................................      10
Use of Proceeds ...............................      12
Description of Debt Securities We May
   Offer ......................................      13
Description of Warrants We May Offer ..........      35
Legal Ownership and Book-Entry
   Issuance ...................................      52
Considerations Relating to Indexed
   Securities .................................      58
Considerations Relating to Securities
   Denominated or Payable in or Linked
   to a Non-U.S. Dollar Currency ..............      61
U.S. Tax Considerations .......................      64
Tax Considerations Under the Laws of
   Switzerland ................................      75
ERISA Considerations ..........................      77
Plan of Distribution ..........................      78
Validity of the Securities ....................      81
Experts .......................................      81



ENHANCED
APPRECIATION
SECURITIEs

UBS AG $- NOTES
LINKED TO THE S&P 500(R) INDEX
DUE AUGUST -, 2005





PROSPECTUS SUPPLEMENT



MAY -, 2004
(TO PROSPECTUS DATED FEBRUARY 27, 2003)









UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.